Exhibit 99.1

Press Release
For Further Information Contact:

INVESTORS	MEDIA
Kevin Twomey	Karen Rugen
(717) 731-6540	(717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID CORPORATION
EXTENDS EXCHANGE OFFER

CAMP HILL, PA. – (December 4, 2007) – Rite Aid Corporation (NYSE: RAD) announced today that it has extended its offer to the holders of the $810.0 million aggregate principal amount of its 9.5% Senior Notes due 2017, issued June 1, 2007, to such exchange notes for a like principal amount of notes with identical terms other than that such new notes have been registered under the Securities Act of 1933, as amended.

The exchange offer, which had been scheduled to expire on December 3, 2007 at 5:00 p.m. New York City time, will now expire at 5:00 p.m., New York City time, on Tuesday, December 4, 2007, unless further extended by the Company.  All other terms, provisions and conditions of the exchange offer will remain in full force and effect.  The Bank of New York Trust Company, N.A. has been appointed as exchange agent for each exchange offer.  Requests for assistance or documents should be directed to The Bank of New York Trust Company, N.A. at (212) 815-3738.

Rite Aid Corporation said it has been informed by the exchange agent that, as of 5:00 p.m., New York City time, on December 3, 2007, approximately $809,885,000 in aggregate principal amount of its 9.5% Senior Notes had been tendered in the exchange offer.  This amount represents approximately 99.980% of the outstanding 9.5% Senior Notes.

Rite Aid Corporation is one of the nation’s leading drugstore chains with approximately 5,100 stores in 31 states and the District of Columbia.  Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.

This notice does not constitute an offer of any securities.

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